Exhibit 23H


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Cablevision Systems Corporation:

               We consent to the incorporation by reference in the registration statement on Form S-3 of AT&T Corp. of our report, dated April 1, 1997, relating to the consolidated balance sheets of Cablevision Systems Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1996, and the related financial statement schedule, which report appears in the Current Report on Form 8-K, as amended by Form 8-K/A (Amendment No. 2), of Tele-Communications, Inc., dated March 6, 1998, and to the reference to our firm under the heading "Experts" in the registration statement.


                                                   KPMG LLP

Melville, New York
January 25, 1999